Exhibit 99.1

Safety Shot Appoints BONK Core Contributor Mitchell Rudy (Nom) to Board of Directors

Transition Marks Next Phase in Company’s Strategic Integration with the Digital Asset Ecosystem

SCOTTSDALE, AZ – September 5, 2025 (GLOBE NEWSWIRE) – Safety Shot, Inc. (Nasdaq: SHOT), a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem, today announced the appointment of BONK core founder Mitchell Rudy (a.k.a. “Nom”) to its Board of Directors. Mr. Rudy’s appointment follows the resignation of Dave Long, who is stepping down from the board.

The appointment of Mr. Rudy, a key figure in the BONK ecosystem, aligns the Company’s governance directly with its new strategic focus on building a premier, publicly-traded vehicle for digital assets.

“We are thrilled to welcome Nom to our Board of Directors. His deep, native expertise in the Solana ecosystem and his focus on the institutional growth of BONK are invaluable as we execute on our new strategy,” said Jarrett Boon, CEO of Safety Shot. “I also want to extend our deepest gratitude to Dave Long for his dedicated service and significant contributions. His guidance has been instrumental in bringing Safety Shot to this exciting inflection point, and we wish him the very best in his future endeavors.”

Mr. Rudy has been an active developer and contributor in the Solana ecosystem since 2021. With a background as a traditional software developer focused on Natural Language Processing and Robot Process Automation, he became a core contributor to the BONK project in 2022. His current focus is on the evolving regulatory and institutional aspects of the BONK ecosystem.

“I am excited to join the Safety Shot board at this pivotal moment,” said Mr. Rudy. “We are building a first-of-its-kind bridge between the public markets and the vibrant BONK ecosystem, and I look forward to creating new revenue streams designed to support the Company’s balance sheet as it continues its growth in this new direction. I also want to thank Dave Long for his foundational work on the board; I am honored to help build upon the legacy he helped create.”